EXHIBIT 23.3

Independent Auditors' Consent



The Board of Directors and Stockholders of Access Pharmaceuticals, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-10626 and 33-41134 on Form S-8 of our report dated September 21, 1995, relating to statements of operations, stockholders' equity and cash flows for the period February 24, 1988 (inception) through December 31, 1994 which report appears in the December 31, 1998 annual report on Form 10-K of Access Pharmaceuticals, Inc.


 /s/ Smith Anglin & Co.
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Smith Anglin & Co.


Dallas, Texas
March 26, 1999